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                                                                EXHIBIT NO. 99.1


FOR RELEASE;

     November 16, 1999
     3:30 (CST)


     EL DORADO, AR. Deltic Timber Corporation (DEL-NYSE) announced today that it intends to pursue the exchange of its agricultural land into southern pine timberland on a tax efficient basis. The Company has engaged Capital Agricultural Property Services, Inc. ("CAPS") to act as advisors in the process, which is anticipated to require several months. Ron L. Pearce, Deltic's President and Chief Executive Officer, stated, "CAPS is one of the premier agricultural land consulting and brokerage firms in the United States and we believe that their expertise, especially in the mid-South region, will be of great benefit in evaluating the over 48,000 acres of farmland (Deltic net, 36,969 acres) located in East Carroll, Madison, Richland and West Carroll parishes of northeast Louisiana. Not included in the engagement with CAPS are the over 8,000 acres (Deltic net, 6,155 acres) of prime bottomland hardwood timber located among the farms, for which various options remain under review." Robert C. Nolan, Chairman of the Board, stated, "We are proud of our farming operation and cognizant of its contribution toward Deltic's success. However, Deltic's Board has determined that conversion of these assets, in a tax efficient manner, into southern pine timberland would represent a great opportunity to advance our stated strategy of growing the Company's core forest products business."